RF INDUSTRIES, LTD.	For Immediate Release

RF Connectors/Aviel/Worswick/Neulink/Bioconnec/RadioMobile

Investor Contact:	Company Contact:
Neil Berkman Associates	Howard Hill, President
(310) 826 - 5051	(858) 549-6340
info@berkmanassociates.com	rfi@rfindustries.com

 RF Industries Sales Jump 21% to First Quarter Record $3.8 Million

Net Income is $0.05 vs $0.01 Per Diluted Share; Declares $0.03 per share Dividend

SAN DIEGO, CA, March 17, 2008 . . . RF INDUSTRIES, LTD. (NASDAQ:RFIL) today announced that sales for the quarter ended January 31, 2008 increased 21% to a first quarter record $3,827,000, compared to $3,152,000 in the same quarter last year. Net income was $182,000, or $0.05 per diluted share, compared to $33,000, or $0.01 per diluted share, in the first quarter last year.

RFI's Board of Directors approved a quarterly dividend of $0.03 per common share, payable on April 16, 2008 to shareholders of record on March 31, 2008.

First Quarter Review

"Record first quarter sales, typically our seasonally weakest period, reflect a 16% sales gain at the RF Connector and Cable Assembly division and a 138% sales gain for the Neulink division. The combined improvement in gross margin from these two businesses helped increase RFI's first quarter gross margin to 49% of sales, compared to 40% of sales in the first quarter of fiscal 2007. RF Connector is benefiting from increasing demand for connectors used in wireless infrastructure build-outs while Neulink is gaining market share for its industry leading NL6000 and NL5000 wireless transceivers. These strong sales gains have continued into the current fiscal quarter," said Howard Hill, RFI's president and CEO.

Expenses to support RadioMobile software development, combined with $80,000 of design and engineering for the next generation of Neulink and RadioMobile wireless transceivers, raised total engineering expenses to $272,000, or 7% of sales, compared to $117,000, or 4% of sales, in the first quarter last year.

As of January 31, 2008, RFI reported cash and cash equivalents of $3,845,000 and investments in available-for-sale securities of $4,332,000 for a total of $8,177,000 in liquid and short-term near-liquid resources, working capital of $14,595,000 a 12 to 1 current ratio, no long-term debt and stockholders' equity of $15,008,000, or $4.56 per share.

Product Development

Neulink and RadioMobile are developing, and currently expect to introduce later this year the NL900S, a 900Mhz wireless broadband transceiver for point-to-point and mobile applications. The NL900S's powerful forward error correction software is being designed to enable throughput exceeding 500Kbit, making this device capable of supporting wireless VoIP, data and streaming video transmission over ranges exceeding 5 miles. Operating in the unlicensed 900Mhz frequency range, this product will enable wireless Ethernet and Internet access without additional FCC regulatory requirements.

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7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345
E-mail: rfi@rfindustries.com● Internet: www.rfindustries.com

RF Industries First Quarter Sales Increase 21% to First Quarter Record $3.8 Million
March 17, 2008
Page Two

RadioMobile will use this next-generation wireless platform for a wide variety of conventional data networking applications, to support legacy customers and to provide new customers with state-of-the-art capabilities. Combining this radio with a CPU and a new touch-screen data terminal, RadioMobile plans to introduce later this year a low cost, compact, rugged, wireless package for mobile data transmission and public safety markets.

Software products also under development include a graphic user interface (GUI) mirroring existing equipment in place at a large potential mobile data customer and a software TCP/IP interface enabling direct wireless communications with Ethernet routers, switches and Internet applications.

About RF Industries

The RF Connectors and Cable Assembly division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave and RF Connector solutions to aerospace, OEM and Government agencies. Worswick provides coaxial connectors and cable assemblies primarily to retail and local multi-media and communications systems customers. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. RadioMobile is an OEM provider of End-to-End mobile wireless network solutions for public safety, emergency medical, Transportation and industrial customers. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to future events, the occurrence of which involve risks and uncertainties, including, without limitation, a decrease in the demand for the Company's products as a result of changes in the telecommunications or wireless products markets, increased competition, the effects of recently completed or future acquisitions of other businesses, and other uncertainties detailed in the Company's Securities and Exchange Commission filings. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

(tables attached)
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RF INDUSTRIES, LTD.
CONDENSED STATEMENTS OF INCOME
(in thousands, except per share and share amounts)(unaudited)

	Three Months Ended
	January 31,
	2008	2007

Net sales	$3,827	$3,152
Cost of sales	1,956	1,890

Gross profit	1,871	1,262

Operating expenses:
Engineering	272	117
Selling and general	1,332	1,124

Total operating expenses	1,604	1,241

Operating income	267	21

Other income - interest	70	109

Income before provision for income taxes	337	130

Provision for income taxes	155	97

Net income	$182	$33

Earnings per share
Basic	$0.06	$0.01
Diluted	$0.05	$0.01

Weighted average shares outstanding
Basic	3,291,503	3,256,758
Diluted	3,723,300	3,817,132

RF INDUSTRIES, LTD.
CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	Jan. 31,	Oct. 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,845	$3,400
Investments in available-for-sale securities	4,332	4,532
Trade accounts receivable, net	1,694	1,900
Inventories	5,447	4,955
Other current assets	372	242
Deferred tax assets	240	322

TOTAL CURRENT ASSETS	15,930	15,351

Property and equipment, net	204	256
Goodwill	308	308
Amortizable intangible asset, net	98	115
Note receivable from stockholder	67	67
Other assets	31	31

TOTAL ASSETS	$16,638	$16,128

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$284	$205
Accrued expenses	1,008	697
Income taxes payable	43	168

TOTAL CURRENT LIABILITIES	1,335	1,070

Deferred tax liabilities	37	70
Other long-term liabilities	258	47

TOTAL LIABILITIES	1,630	1,187

STOCKHOLDERS' EQUITY:
Common stock - authorized 10,000,000 shares of $0.01 par value; 3,291,999 and 3,285,969 shares issued and outstanding	33	33
Additional paid-in capital	5,870	5,700
Retained earnings	9,105	9,208

TOTAL STOCKHOLDERS' EQUITY	15,008	14,941

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,638	$16,128